Exhibit 99.1

News Release

First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450 www.firstmidwest.com

FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2013 SECOND QUARTER RESULTS

Increased Earnings - Higher Dividends -

Strong Loan Growth - Lower Noninterest Expense

ITASCA, IL, July 24, 2013 — Today, First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the “Bank”), reported results of operations and financial condition for the second quarter of 2013. Net income applicable to common shares for the second quarter of 2013 was $16.0 million, or $0.22 per share. This compares to $14.4 million, or $0.20 per share, for the first quarter of 2013 and $6.3 million, or $0.09 per share, for the second quarter of 2012.

“As we reach mid-year, business momentum continues to build,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “Earnings improved by 10% from last quarter and represented the third consecutive quarter of double digit earnings growth. Strong performance was evident across all of our business lines and, along with an improved credit profile and controlled spending, drove solid corporate loan growth, increased fee-based revenues, and lower overhead.”

Mr. Scudder concluded, “Our growing momentum, ample capital, and engaged team are significant advantages as we look to expand our business and benefit from market opportunities.”

SELECT HIGHLIGHTS

Business Momentum

•                  Earnings per share grew 10% to $0.22 per share compared to $0.20 per share for the first quarter of 2013 and increased by 144% from $0.09 per share in the second quarter of 2012.

•                  Total loans of $5.3 billion increased by $112.3 million, or 9% annualized, from March 31, 2013 largely led by growth in the commercial and industrial and agricultural portfolios.

•                  Net interest margin of 3.70% is consistent with the first quarter of 2013 after adjusting for the impact of $142.8 million of average growth in seasonal public fund balances.

•                  Fee-based revenues remained strong at $26.0 million, consistent with the first quarter of 2013 and up 10% from the second quarter of 2012.

•                  Noninterest expense totaled $62.4 million, down 4% from the first quarter of 2013.

Improving Credit and Strengthening Capital

•                  Non-performing loans decreased almost 10% to $93.0 million compared to March 31, 2013 and 55% compared to June 30, 2012.

•                  Net loan charge-offs, excluding $2.0 million of covered loan charge-offs, totaled $7.3 million, consistent with the first quarter of 213 and down from $20.1 million for the second quarter of 2012.

•                  Tier 1 common capital to risk-weighted assets remained strong at 9.69% as of June 30, 2013, a 7 basis point improvement from March 31, 2013.

•                  Dividends declared on common stock were $0.04 per share, an increase of 300% from the first quarter of 2013.

Operating Performance Highlights

(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Net income	$16,176	$14,642	$6,365
Net income applicable to common shares	$15,957	$14,430	$6,289
Diluted earnings per common share	$0.22	$0.20	$0.09
Return on average common equity	6.66%	6.17%	2.59%
Return on average assets	0.79%	0.74%	0.32%
Net interest margin	3.70%	3.77%	3.88%
Efficiency ratio	64.27%	66.50%	60.56%
Loans, excluding covered loans	$5,287,565	$5,175,271	$5,298,026
Average transactional deposits (1)	$5,464,858	$5,244,755	$5,080,730
Average assets	$8,259,653	$8,071,301	$8,113,742
Average equity	$960,501	$948,060	$977,054

(1) Comprised of demand deposits and interest-bearing transactional accounts.

SIGNIFICANT SECOND QUARTER EVENT

During the second quarter of 2013, the Board of Directors approved a 300% increase in the quarterly cash dividend to $0.04 per common share. This represents the 122nd consecutive dividend declared by the Company since it became publicly traded in 1983.

OPERATING PERFORMANCE

Pre-Tax, Pre-Provision Operating Earnings (1)

(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Income before income tax expense	$24,131	$20,935	$7,126
Adjustments:
Provision for loan and covered loan losses	5,813	5,674	22,458
Net securities gains	(216)	—	(151)
Net (gains) losses on sales and valuation adjustments of other real estate owned (“OREO”)	(288)	781	2,527
Adjusted amortization of FDIC indemnification asset	750	750	—
Severance-related costs	511	980	—
Pre-tax, pre-provision operating earnings	$30,701	$29,120	$31,960

(1)          The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practices within the banking industry. As a supplement to GAAP, the Company provided this non-GAAP performance result, which the Company believes is useful because it assists investors in evaluating the Company’s operating performance. This non-GAAP financial measure should not be considered an alternative to GAAP.

Pre-tax, pre-provision operating earnings of $30.7 million for the second quarter of 2013 increased 5.4% from the first quarter of 2013 and decreased 3.9% from the second quarter of 2012. Compared to the quarter ended March 31, 2013, the increase resulted from higher net interest income and a reduction in noninterest expense primarily from lower compensation expense.

The decline in pre-tax, pre-provision operating earnings from the second quarter of 2012 resulted from a reduction in net interest income and a rise in noninterest expense, which was substantially offset by growth in noninterest income.

Further discussion of net interest income and noninterest income and expense is presented in later sections of this release.

Net Interest Income and Margin Analysis

(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2013			March 31, 2013			June 30, 2012
	Average Balance	Interest Earned/Paid	Yield/ Rate (%)	Average Balance	Interest Earned/Paid	Yield/ Rate (%)	Average Balance	Interest Earned/Paid	Yield/ Rate (%)
Assets:
Other interest-earning assets	$674,849	$468	0.28	$584,170	$434	0.30	$432,036	$258	0.24
Trading securities	15,610	24	0.61	14,357	36	1.00	16,090	26	0.65
Investment securities (1)	1,256,813	10,164	3.23	1,175,063	9,940	3.38	1,238,767	11,172	3.61
Federal Home Loan Bank and Federal Reserve Bank stock	40,998	342	3.34	47,232	339	2.87	46,750	354	3.03
Loans (1)(2)	5,383,891	63,829	4.76	5,372,034	63,450	4.79	5,511,085	67,032	4.89
Total interest-earning assets (1)	7,372,161	74,827	4.07	7,192,856	74,199	4.18	7,244,728	78,842	4.37
Cash and due from banks	124,996			110,073			122,165
Allowance for loan and covered loan losses	(98,006)			(99,086)			(122,723)
Other assets	860,502			867,458			869,572
Total assets	$8,259,653			$8,071,301			$8,113,742

Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$3,584,382	810	0.09	$3,503,930	892	0.10	$3,282,876	913	0.11
Time deposits	1,331,499	2,193	0.66	1,374,529	2,428	0.72	1,548,410	3,765	0.98
Borrowed funds	204,449	385	0.76	199,891	442	0.90	195,934	490	1.01
Senior and subordinated debt	214,828	3,435	6.41	214,796	3,435	6.49	231,123	3,646	6.34
Total interest-bearing liabilities	5,335,158	6,823	0.51	5,293,146	7,197	0.55	5,258,343	8,814	0.67
Demand deposits	1,880,476			1,740,825			1,797,854
Total funding sources	7,215,634			7,033,971			7,056,197
Other liabilities	83,518			89,270			80,491
Stockholders’ equity - common	960,501			948,060			977,054
Total liabilities and stockholders’ equity	$8,259,653			$8,071,301			$8,113,742
Net interest income/margin (1)		$68,004	3.70		$67,002	3.77		$70,028	3.88

(1)          Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This non-GAAP financial measure assists management in comparing revenue from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income.

(2)          Includes covered interest-earning assets consisting of loans acquired through the Company’s Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions subject to loss sharing agreements and the related FDIC indemnification asset.

Compared to March 31, 2013, the $179.3 million increase in total interest-earning assets was driven by growth in other interest-earning assets, investment securities, and the loan portfolio. Total interest-bearing liabilities increased from March 31, 2013 due to a rise in interest-bearing transaction deposits, which more than offset the decline in time deposits and resulted in a more favorable funding mix. Overall, funding sources increased in the second quarter of 2013 from the impact of $142.8 million of average growth in seasonal public fund balances.

Total interest-earning assets grew by $127.4 million from the second quarter of 2012 from an increase in other interest-earning assets and investment securities, which mitigated the decline in average loans primarily resulting from the bulk loan sales completed in the fourth quarter of 2012. The increase in total interest-bearing liabilities was driven by higher levels of interest-bearing transaction deposits, which more than offset the decline in time deposits and resulted in a more favorable funding mix.

Tax-equivalent net interest margin for the current quarter was 3.70%, declining 7 basis points compared to the first quarter of 2013 and 18 basis points from the second quarter of 2012. These decreases were driven by the continued repricing of maturing investment securities, which was mitigated by a reduction in rates paid on borrowed funds and a shift from higher paying time deposits to lower paying deposit products. In addition, the tax-equivalent net interest margin was reduced by 7 basis points from March 31, 2013 as a result of investing excess cash from seasonal deposit growth into other interest-earning assets.

Noninterest Income Analysis

(Dollar amounts in thousands)

	Quarters Ended			June 30, 2013 Percent Change From
	June 30, 2013	March 31, 2013	June 30, 2012	March 31, 2013	June 30, 2012
Service charges on deposit accounts	$9,118	$8,677	$8,848	5.1	3.1
Card-based fees	5,547	5,076	5,312	9.3	4.4
Wealth management fees	6,126	5,839	5,394	4.9	13.6
Mortgage banking income	1,040	1,966	—	(47.1)	100.0
Merchant servicing fees	2,899	2,554	2,908	13.5	(0.3)
Other service charges, commissions, and fees	1,278	1,646	1,189	(22.4)	7.5
Total fee-based revenues	26,008	25,758	23,651	1.0	10.0
Other income	1,003	781	810	28.4	23.8
Net trading gains (1)	214	1,036	(575)	(79.3)	N/M
Net securities gains	216	—	151	100.0	43.0
Total noninterest income	$27,441	$27,575	$24,037	(0.5)	14.2

N/M — Not meaningful.

(1)         Net trading gains result from changes in the fair value of diversified investment securities held in a grantor trust under deferred compensation agreements and are substantially offset by nonqualified plan expense for each period presented.

Fee-based revenues of $26.0 million for the second quarter of 2013 remained strong and were consistent with the first quarter of 2013. Excluding mortgage banking income, fee-based revenues increased by 4.9%, driven by growth in wealth management fees from new customer relationships and a rise in service charges on business accounts. In addition, higher card-based fees and merchant fees resulting from increased transaction volumes from seasonal customer activities contributed to the growth. Total fee-based revenues were impacted by a decrease in gains on mortgage loans sales. While new mortgage loan volume was consistent with the prior quarter, mortgage loan sales totaled $28.0 million in the second quarter of 2013 compared to $54.0 million in the first quarter of 2013, impacted by market conditions and timing.

Compared to the second quarter of 2012, total fee-based revenues for the second quarter of 2013 increased 10.0%, primarily from growth in wealth management fees across all service offerings, gains on mortgage loan sales, and fee income generated by derivative transactions.

Noninterest Expense Analysis

(Dollar amounts in thousands)

	Quarters Ended			June 30, 2013 Percent Change From
	June 30, 2013	March 31, 2013	June 30, 2012	March 31, 2013	June 30, 2012
Salaries and wages (1)(2)	$26,553	$27,839	$24,446	(4.6)	8.6
Nonqualified plan expense (2)(3)	267	1,124	(594)	(76.2)	N/M
Retirement and other employee benefits (1)	6,101	7,606	5,714	(19.8)	6.8
Total compensation expense	32,921	36,569	29,566	(10.0)	11.3
Net (gains) losses on OREO sales and valuation adjustments	(288)	781	2,527	N/M	N/M
Net OREO operating expense	1,372	1,018	1,597	34.8	(14.1)
Net OREO expense	1,084	1,799	4,124	(39.7)	(73.7)
Loan remediation costs	2,547	2,139	3,594	19.1	(29.1)
Other professional services (1)	3,048	3,079	3,311	(1.0)	(7.9)
Total professional services	5,595	5,218	6,905	7.2	(19.0)
Net occupancy and equipment expense	7,793	8,147	7,513	(4.3)	3.7
Technology and related costs	2,884	2,483	2,851	16.1	1.2
FDIC premiums	1,704	1,742	1,659	(2.2)	2.7
Advertising and promotions (4)	2,033	1,410	1,032	44.2	97.0
Merchant card expense (4)	2,321	2,044	2,324	13.6	(0.1)
Cardholder expenses (4)	1,043	929	980	12.3	6.4
Adjusted amortization of FDIC indemnification asset	750	750	—	N/M	100.0
Other expenses (4)	4,299	3,723	4,203	15.5	2.3
Total noninterest expense	$62,427	$64,814	$61,157	(3.7)	2.1

N/M — Not meaningful.

(1)

In the second quarter of 2013, the Company recorded a $511,000 charge for severance-related costs of which, $443,000 is included in salaries and wages. For the first quarter of 2013, $811,000 of $980,000 in severance-related costs was included in salaries and wages.

(2)	These expenses are included in salaries and wages in the Condensed Consolidated Statements of Income.
(3)	Nonqualified plan expense results from changes in the Company’s obligation to participants under deferred compensation agreements.
(4)	These expenses are included in other expenses in the Condensed Consolidated Statements of Income.

Total noninterest expense for the second quarter of 2013 decreased nearly 4% compared to the first quarter of 2013 and increased by 2% compared to the second quarter of 2012.

The decrease in salaries and wages compared to the first quarter of 2013 was driven primarily from a reduction in severance-related costs and higher levels of deferred salaries from new loan growth. Salaries and wages in the second quarter of 2013 were higher than the second quarter of 2012 due to annual merit and incentive compensation increases, severance expense, and a reduction in deferred salaries.

Compared to the first quarter of 2013, retirement and other employee benefits decreased primarily as a result of revised retirement expense estimates and a decrease in FICA taxes and insurance costs.

OREO expenses decreased compared to both prior periods presented mainly from a reduction in valuation adjustments.  In addition, net gains on sales of OREO properties were realized in the second quarter of 2013 compared to net losses on sales during both prior periods.

Loan remediation costs increased from the first quarter of 2013 due to higher legal expenses and real estate taxes paid to preserve the Company’s rights to collateral associated with problem loans. Compared to the second quarter of 2012, loan remediation costs decreased almost 30% as a result of improved credit quality driven by management’s accelerated credit remediation actions in the third and fourth quarters of 2012, including the bulk loan sales. These actions resulted in lower legal expense.

Advertising and promotions expense rose in the second quarter of 2013 compared to both prior periods presented due to the launch of our “Bank with Momentum” branding campaign.

Adjusted amortization of the FDIC indemnification asset results from changes in the timing and amount of future cash flows expected to be received from the FDIC under loss sharing agreements based on management’s periodic estimates of future cash flows on covered loans.

A $500,000 reduction in the reserve for unfunded commitments in the first quarter of 2013 resulted in lower other expenses compared to the second quarter of 2013.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition

(Dollar amounts in thousands)

	As Of			June 30, 2013 Percent Change From
	June 30, 2013	March 31, 2013	June 30, 2012	March 31, 2013	June 30, 2012
Corporate
Commercial and industrial	$1,743,139	$1,659,872	$1,597,427	5.0	9.1
Agricultural	288,632	274,991	272,742	5.0	5.8
Commercial real estate:
Office	449,641	465,279	495,901	(3.4)	(9.3)
Retail	383,447	385,413	375,078	(0.5)	2.2
Industrial	486,761	493,564	520,150	(1.4)	(6.4)
Multi-family	306,182	298,117	308,250	2.7	(0.7)
Residential construction	50,384	54,032	88,908	(6.8)	(43.3)
Commercial construction	117,116	122,210	147,626	(4.2)	(20.7)
Other commercial real estate	759,367	743,076	817,071	2.2	(7.1)
Total commercial real estate	2,552,898	2,561,691	2,752,984	(0.3)	(7.3)
Total corporate loans	4,584,669	4,496,554	4,623,153	2.0	(0.8)
Consumer
Home equity	374,406	379,352	398,428	(1.3)	(6.0)
1-4 family mortgages	291,770	263,286	237,341	10.8	22.9
Installment	36,720	36,079	39,104	1.8	(6.1)
Total consumer loans	702,896	678,717	674,873	3.6	4.2
Total loans, excluding covered loans	5,287,565	5,175,271	5,298,026	2.2	(0.2)
Covered loans	171,861	186,687	230,047	(7.9)	(25.3)
Total loans	$5,459,426	$5,361,958	$5,528,073	1.8	(1.2)

Total loans, excluding covered loans, of $5.3 billion grew by $112.3 million from March 31, 2013. During the second quarter of 2013, the Company experienced annualized growth of approximately 20% in commercial and industrial (“C&I”) loans and agricultural lending, 11% in multi-family loans, and 43% in 1-4 family mortgages, which was offset by declines in the construction, office, retail, and industrial portfolios. This balanced growth continues to reflect the targeted repositioning of the loan portfolio. New mortgage loan volume was consistent with the prior quarter, and reflects the sale of $28.0 million of mortgage loans, of which $16.5 million was outstanding at March 31, 2013.

Compared to June 30, 2012, total loans, excluding covered loans, increased nearly 3% after adjusting for the impact of the 2012 bulk loan sales. In addition to growth in C&I loans and agricultural lending, the year-over-year increase was impacted by a rise in the 1-4 family mortgage portfolio from new volume and loans acquired in an FDIC-assisted transaction during the third quarter of 2012.

Compared to both prior periods presented, strong growth in the C&I and agricultural loan categories advanced our targeted portfolio distribution efforts. In addition, sales personnel have been focused on expansion into specialized lending areas, such as agribusiness and asset-based lending, which contributed to the increases. Overall, the loan portfolio benefited from well balanced growth reflecting credits of varying size and diverse geographic locations.

Asset Quality

(Dollar amounts in thousands)

	As Of			June 30, 2013 Percent Change From
	June 30, 2013	March 31, 2013	June 30, 2012	March 31, 2013	June 30, 2012
Asset quality, excluding covered loans and covered OREO
Non-accrual loans	$89,193	$95,397	$198,508	(6.5)	(55.1)
90 days or more past due loans	3,832	5,552	8,192	(31.0)	(53.2)
Total non-performing loans	93,025	100,949	206,700	(7.8)	(55.0)
Accruing troubled debt restructurings (“TDRs”)	8,287	2,587	7,811	N/M	6.1
OREO	39,497	39,994	28,309	(1.2)	39.5
Total non-performing assets	$140,809	$143,530	$242,820	(1.9)	(42.0)
30-89 days past due loans	$21,756	$22,222	$23,597	(2.1)	(7.8)

Performing potential problem loans:
Special mention	$115,175	$121,789	$209,174	(5.4)	(44.9)
Substandard	78,517	82,170	125,736	(4.4)	(37.6)
Total potential problem loans	$193,692	$203,959	$334,910	(5.0)	(42.2)
Non-accrual loans to total loans	1.69%	1.84%	3.75%
Non-performing loans to total loans	1.76%	1.95%	3.90%
Non-performing assets to loans plus OREO	2.64%	2.75%	4.56%
Potential problem loans to total loans	3.66%	3.94%	6.32%
Allowance for Credit Losses
Allowance for loan losses	$79,729	$85,364	$115,200	(6.6)	(30.8)
Allowance for covered loan losses	14,381	12,227	982	17.6	N/M
Total allowance for loan and covered loan losses	94,110	97,591	116,182	(3.6)	(19.0)
Reserve for unfunded commitments	2,866	2,866	2,500	—	14.6
Total allowance for credit losses	$96,976	$100,457	$118,682	(3.5)	(18.3)
Allowance for credit losses to loans, including covered loans	1.78%	1.87%	2.15%
Allowance for credit losses to non-accrual loans, excluding covered loans	92.60%	92.49%	59.29%

N/M — Not meaningful.

Non-performing loans, excluding covered loans and covered OREO, decreased by $7.9 million from March 31, 2013, to $93.0 million at June 30, 2013. Excluding covered loans and covered OREO, non-performing assets were $140.8 million at

June 30, 2013 compared to $143.5 million at March 31, 2013. During the quarter, management restructured $2.1 million of loans at market rates and terms and reclassified $4.0 million of non-accruing TDRs to accruing TDR status based on the continued performance of these loans.

Compared to June 30, 2012, the significant decline in non-performing assets, excluding covered loans and covered OREO, and total potential problem loans resulted from management’s accelerated credit remediation activities, including the bulk loan sales completed during 2012.

Charge-Off Data

(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2013	% of Total	March 31, 2013	% of Total	June 30, 2012	% of Total
Net loan charge-offs (1):
Commercial and industrial	$2,448	33.5	$996	14.6	$5,870	29.2
Agricultural	95	1.3	90	1.3	18	0.1
Office, retail, and industrial	1,418	19.4	1,260	18.5	2,263	11.3
Multi-family	183	2.5	160	2.3	313	1.5
Residential construction	845	11.5	565	8.3	3,598	17.9
Commercial construction	—	—	(2)	—	2,616	13.0
Other commercial real estate	218	3.0	1,505	22.0	2,934	14.6
Consumer	2,110	28.8	2,257	33.0	2,494	12.4
Net loan charge-offs, excluding covered loans	7,317	100.0	6,831	100.0	20,106	100.0
Net covered loan charge-offs (1)	1,977		698		2,434
Total net loan charge-offs	$9,294		$7,529		$22,540
Net loan charge-offs to average loans, excluding covered loans, annualized:
Quarter-to-date	0.57%		0.54%		1.55%
Year-to-date	0.55%		0.54%		1.61%

(1) Amounts represent charge-offs, net of recoveries.

Net loan charge-offs, excluding net covered loan charge-offs, for the second quarter of 2013 were consistent with the first quarter of 2013. The increase in total net charge-offs compared to the first quarter of 2013 was primarily related to higher charge-offs of covered loans following management’s periodic re-estimation of cash flows. Net charge-offs declined 60% compared to the second quarter of 2012 reflecting improved credit quality driven by management’s accelerated credit remediation actions in 2012.

CAPITAL MANAGEMENT

Capital Ratios

(Dollar amounts in thousands)

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012	Regulatory Minimum For “Well- Capitalized”		Excess Over Required Minimums at June 30, 2013
Regulatory capital ratios:
Total capital to risk-weighted assets	12.10%	12.05%	11.90%	12.94%	10.00%		21%		$137,185
Tier 1 capital to risk-weighted assets	10.61%	10.55%	10.28%	11.21%	6.00%		77%		$301,327
Tier 1 leverage to average assets	8.77%	8.75%	8.40%	9.24%	5.00%		75%		$297,962
Tier 1 common capital to risk-weighted assets	9.69%	9.62%	9.33%	10.21%	N/A	(1)	N/A	(1)	N/A	(1)
Tangible common equity ratios (2):
Tangible common equity to tangible assets	8.62%	8.66%	8.44%	8.91%	N/A	(1)	N/A	(1)	N/A	(1)
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.75%	8.88%	8.64%	9.06%	N/A	(1)	N/A	(1)	N/A	(1)
Tangible common equity to risk-weighted assets	10.64%	10.52%	10.39%	10.87%	N/A	(1)	N/A	(1)	N/A	(1)
Non-performing assets to tangible common equity and allowance for credit losses	17.77%	18.55%	18.36%	29.78%	N/A	(1)	N/A	(1)	N/A	(1)

(1)       Ratio is not subject to formal Federal Reserve regulatory guidance.

(2)       Tangible common equity (“TCE”) represents common stockholders’ equity less goodwill and identifiable intangible assets. In management’s view, Tier 1 common and TCE measures are meaningful to the Company, as well as analysts and investors, in assessing the Company’s use of equity and in facilitating comparisons with competitors.

The Company’s regulatory ratios exceeded all regulatory mandated ratios for characterization as “well-capitalized” as of June 30, 2013. The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment as well as an evaluation of various capital alternatives.

About the Company

First Midwest is the premier relationship-based banking franchise in the dynamic Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of business and retail banking and wealth management services through approximately 90 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest has been recognized by the Chicago Tribune as one of Chicago’s Top Workplaces for the third consecutive year by being named a National Standard Top Workplace. Additionally, Forbes has recognized First Midwest as one of America’s Most Trustworthy Companies for 2012.

Safe Harbor Statement

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. The Company undertakes no duty to update any forward-looking statements contained in this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, July 24, 2013 at 10:00 AM (ET). Members of the public who would like to listen to the conference call should dial (888) 317-6016 (U.S. domestic) or (412) 317-6016 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 10030586 beginning one hour after completion of the live call until 9:00 A.M. (ET) on July 31, 2013. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•                  Condensed Consolidated Statements of Financial Condition

•                  Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
Assets
Cash and due from banks	$130,992	$95,983	$149,420	$110,924
Interest-bearing deposits in other banks	653,113	457,333	566,846	367,238
Trading securities, at fair value	15,451	15,544	14,162	15,314
Securities available-for-sale, at fair value	1,223,486	1,246,679	1,082,403	1,174,931
Securities held-to-maturity, at amortized cost	30,373	31,443	34,295	60,933
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	35,161	47,232	47,232	46,750
Loans, excluding covered loans	5,287,565	5,175,271	5,189,676	5,298,026
Covered loans	171,861	186,687	197,894	230,047
Allowance for loan and covered loan losses	(94,110)	(97,591)	(99,446)	(116,182)

Net loans	5,365,316	5,264,367	5,288,124	5,411,891
OREO, excluding covered OREO	39,497	39,994	39,953	28,309
Covered OREO	13,681	14,774	13,123	9,136
FDIC indemnification asset	23,158	28,958	37,051	58,302
Premises, furniture, and equipment	118,285	118,617	121,596	133,638
Investment in BOLI	207,081	206,706	206,405	206,572
Goodwill and other intangible assets	279,421	280,240	281,059	281,981
Accrued interest receivable and other assets	208,310	207,949	218,170	193,436

Total assets	$8,343,325	$8,055,819	$8,099,839	$8,099,355

Liabilities and Stockholders’ Equity
Deposits:
Transactional deposits	$5,555,489	$5,251,715	$5,272,307	$5,121,261
Time deposits	1,311,258	1,349,080	1,399,948	1,506,482

Total deposits	6,866,747	6,600,795	6,672,255	6,627,743
Borrowed funds	196,603	208,854	185,984	189,524
Senior and subordinated debt	214,843	214,811	214,779	231,138
Accrued interest payable and other liabilities	90,479	77,908	85,928	72,398

Total liabilities	7,368,672	7,102,368	7,158,946	7,120,803

Common stock	858	858	858	858
Additional paid-in capital	411,470	409,077	418,318	414,665
Retained earnings	813,516	800,343	786,453	823,250
Accumulated other comprehensive loss, net of tax	(10,299)	(16,889)	(15,660)	(11,867)
Treasury stock, at cost	(240,892)	(239,938)	(249,076)	(248,354)

Total stockholders’ equity	974,653	953,451	940,893	978,552

Total liabilities and stockholders’ equity	$8,343,325	$8,055,819	$8,099,839	$8,099,355

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Interest Income
Loans, excluding covered loans	$59,111	$59,431	$61,993
Covered loans	4,151	3,449	4,473
Investment securities	7,657	7,356	8,414
Other short-term investments	834	809	638
Total interest income	71,753	71,045	75,518
Interest Expense
Deposits	3,003	3,320	4,678
Borrowed funds	385	442	490
Senior and subordinated debt	3,435	3,435	3,646
Total interest expense	6,823	7,197	8,814
Net interest income	64,930	63,848	66,704
Provision for loan and covered loan losses	5,813	5,674	22,458
Net interest income after provision for loan and covered loan losses	59,117	58,174	44,246
Noninterest Income
Service charges on deposit accounts	9,118	8,677	8,848
Card-based fees	5,547	5,076	5,312
Wealth management fees	6,126	5,839	5,394
Mortgage banking income	1,040	1,966	—
Merchant servicing fees	2,899	2,554	2,908
Other service charges, commissions, and fees	1,278	1,646	1,189
Other income	1,003	781	810
Net trading gains (losses)	214	1,036	(575)
Net securities gains	216	—	151
Total noninterest income	27,441	27,575	24,037
Noninterest Expense
Salaries and wages	26,820	28,963	23,852
Retirement and other employee benefits	6,101	7,606	5,714
Net occupancy and equipment expense	7,793	8,147	7,513
Technology and related costs	2,884	2,483	2,851
Professional services	5,595	5,218	6,905
Net OREO expense	1,084	1,799	4,124
FDIC premiums	1,704	1,742	1,659
Adjusted amortization of FDIC indemnification asset	750	750	—
Other expenses	9,696	8,106	8,539
Total noninterest expense	62,427	64,814	61,157
Income before income tax expense	24,131	20,935	7,126
Income tax expense	7,955	6,293	761
Net income	16,176	14,642	6,365
Net income applicable to non-vested restricted shares	(219)	(212)	(76)
Net income applicable to common shares	$15,957	$14,430	$6,289
Diluted earnings per common share	$0.22	$0.20	$0.09
Dividends declared per common share	$0.04	$0.01	$0.01
Weighted average diluted common shares outstanding	74,024	73,874	73,659